SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                             HERLEY INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)
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



                             HERLEY INDUSTRIES, INC.
                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                February 17, 1998
                             ----------------------

To the Stockholders of HERLEY INDUSTRIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Herley Industries, Inc. will be held at the Comfort Inn, 500 Centerville Road, Lancaster, Pennsylvania 17601 on Tuesday, February 17, 1998 at 10:00 a.m., or at any adjournment thereof, for the following purposes:

     1.   To elect seven directors.

     2. To consider and act upon a proposal to amend the Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 20,000,000.

     3. To consider and act upon such other business as may properly come before this meeting or any adjournment thereof.

     The above matters are set forth in the Proxy Statement attached to this Notice to which your attention is directed.

     Only stockholders of record on the books of the Company at the close of business on January 19, 1998 will be entitled to vote at the Annual Meeting of Stockholders or at any adjournment thereof. You are requested to sign, date and return the enclosed Proxy at your earliest convenience in order that your shares may be voted for you as specified.

                                  By Order of the Board of Directors,

                                             LEE N. BLATT
                                             Chairman

Dated: January 20, 1998
       Lancaster, Pennsylvania

                             HERLEY INDUSTRIES, INC.
                                10 Industry Drive
                          Lancaster, Pennsylvania 17603


                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           Tuesday, February 17, 1998

     The Annual Meeting of Stockholders of Herley Industries, Inc. (the "Company") will be held on Tuesday, February 17, 1998 at The Comfort Inn, 500 Centerville Road, Lancaster, Pennsylvania 17601 at 10:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders. This proxy statement and the enclosed proxy has been mailed on or about January 20, 1998 to all stockholders as of the record date.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified. Any person executing the proxy may revoke it prior to its exercise either by letter directed to the Company or in person at the Annual Meeting.

Voting Rights

     Only stockholders of record on January 19, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. The Company has outstanding one class of voting capital stock, namely ________ shares of Common Stock, $.10 par value. Stockholders are entitled to one vote for each share registered in their names at the close of business on the Record Date. The affirmative vote of a majority of the votes cast at the meeting is required for approval of each matter to be submitted to a vote of the stockholders, except for the amendment to the Company's Certificate of Incorporation which requires an affirmative vote of a majority of the Company's outstanding shares of Common Stock. For purposes of determining whether proposals requiring a majority of the votes cast at the meeting have received a majority vote, abstentions will not be included in the vote totals, and in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, abstentions and broker non-votes will have no effect on such vote, but will be counted in the determination of a quorum.

     To the  knowledge  of the  Board  of  Directors,  upon  whose  behalf  this solicitation is made, the only persons owning of record or beneficially more than 5% of the Company's outstanding Common Stock as of the Record Date are Lee
N. Blatt, Chairman of the Board, residing in Vero Beach, Florida, who owns 598,065 (11.0%) shares , Myron Levy, President, residing in Lancaster, Pennsylvania, who owns 396,687 shares (8.5%), and Gerald I. Klein, the Company's Chief Technical Officer, residing in Lancaster, Pennsylvania, who owns 313,686 (5.9%) shares.

                              ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a Board of Directors consisting of not less than three nor more than twelve directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. The Company's Board of Directors now consists of seven directors. The Company's Board of Directors nominated for election at this meeting and the classes in which they will serve are as follows:

            Class I                Class II               Class III
       (To Serve until the    (To Serve until the       (To Serve until the
       Annual Meeting of      Annual Meeting of          Annual Meeting of
       Stockholders in 2000)  Stockholders in 1998)      Stockholders in 1999)
       ---------------------  ---------------------      ---------------------

       Lee N. Blatt            Dr. Alvin M. Silver(1)     Adm. Thomas J.
       Myron Levy              John A. Thonet               Allshouse (Ret.)(1)
       Adm. Edward K.                                     David Lieberman
        Walker, Jr. (Ret.)(1)

(1) Member of Compensation and Audit Committees

     The seven directors are to be elected at this 1997 Annual Meeting of Stockholders to hold office until the Annual Meeting of Stockholders as set forth above or until their successors are chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of the aforesaid nominees (each of whom is now a director) unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

     Directors who are not employees of the Company receive a fee of $7,500 for each annual meeting of the Board of Directors and $1,500 for each interim Board of Directors or committee meeting attended. There were seven meetings of the Board of Directors during the fiscal year ended July 31, 1997, including the annual meeting. Each Director attended or participated in at least 75% of such meetings of the Board of Directors. During the fiscal year ended July 31, 1997, there was one meeting each of the Audit and Compensation Committees. The Audit
Committee is involved in discussions with the Company's independent certified public accountants with respect to the year end audited financial statements. The Compensation Committee recommends executive compensation and the granting of stock options and warrants to key employees. See "Compensation Committee Report on Executive Compensation." The Company does not have a nominating committee.

Security Ownership

     The following table sets forth the indicated information as of December 10, 1997 with respect to the beneficial ownership of the Company's securities by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, and (iii) by all officers and directors as a group:


                                               Shares of Common Stock
                                 Director    Beneficially Owned
Name                       Age    Since            (1)(5)
----                       ---   --------    ------------------------

Lee N. Blatt (2)(4)(5)     69     1965           598,065   (11.0%)
Myron Levy (4)(5)(6)       57     1992           396,687   (8.5%)
Gerald I. Klein (4)(5)     69     1991           313,686   (5.9%)
Anello C. Garefino (4)(5)  50      --             47,440   (1.0%)
Allan Coon (4)             61      --             45,555   (1.0%)
Adam J. Bottenfeld(4)      37      --             18,442
Ray Umbarger(4)            50      --              7,953
George Hopp (4)            59      --              7,111
George Rosenthal           38      --                262
Adm. Thomas J.
   Allshouse(Ret.)(4)(5)   72    1983             32,798
David H. Lieberman(4)(5)   52    1985             20,799
John A. Thonet (3)(4)(5)   47    1991             28,359
Alvin M. Silver            66    1977
Adm. Edward
 K. Walker, Jr. (Ret.)     64    1977
Directors and officers
  as a group (11 persons)                      1,203,471  (21.1%)
_________

(1) No executive officer or director owns more than one percent of the outstanding shares of Common Stock unless otherwise indicated. Ownership represents sole voting and investment power.

(2) Does not include an aggregate of 519,759 shares owned by family members, including Hannah Thonet, Rebecca Thonet, Kathi Thonet, Randi Rossignol, Max Rossignol, Henry Rossignol, Patrick Rossignol and Allyson Gerber, of which Mr. Blatt disclaims beneficial ownership.

(3) Does not include 153,332 shares owned by Mr. Thonet's children, Hannah and Rebecca Thonet, and 113,809 shares owned by his wife, Kathi Thonet. Mr. Thonet disclaims beneficial ownership of these shares.

(4) Includes shares subject to options exercisable within the 60 days after December 10, 1997 at prices ranging from $2.535 to $6.9375 per share pursuant to the Company's Stock Plans: Lee N. Blatt - 66,667, Myron Levy 50,002, Anello C. Garefino - 6,667, Allan Coon - 45,555, George Hopp - 2,667, Adm. Thomas J. Allshouse - 6,665, David H. Lieberman - 6,666, John
     A. Thonet - 6,666, Ray Umbarger - 7,000, Adam J. Bottenfield - 16,442.

(5) Includes shares subject to outstanding warrants exercisable within 60 days after December 10, 1997 at a price of $4.6425: Lee N. Blatt - 133,333, Myron Levy - 66,667, Gerald 1. Klein - 66,667, Anello C. Garefino - 13,333, and the following at a price of $5.3475: Adm. Thomas J. Allshouse - 13,333, David H. Lieberman 13,333, John A. Thonet - 13,333.

(6) Does not include 12,666 shares owned by Mr. Levy's children, Stephanie Levy and Ronnie Roth, of which Mr. Levy disclaims beneficial ownership.


Principal Occupations of Directors

     The following is a brief account of the business experience for the past five years of the Company's directors:

     Mr. Lee N. Blatt is a co-founder of the Company and has been Chairman of the Board of the Company since its organization in 1965. Mr. Blatt holds a Bachelors Degree in Electrical Engineering from Syracuse University and a Masters Degree in Business Administration from City College of New York.

     Mr. Myron Levy has been President of the Company since June 1993 and served as Executive Vice President and Treasurer since May 1991, and prior thereto as Vice President for Business Operations and Treasurer since October 1988. For more than ten years prior to joining the Company, Mr. Levy, a certified public accountant, was employed in various executive capacities, including Vice-President, by Griffon Corporation (formerly Instrument Systems Corporation). Mr. Levy is a director of Mike's Original, Inc., a manufacturer and distributor of premium ice cream products.

     Admiral Edward K. Walker, Jr. (Ret.) has been a director of the Company since October 1997. Since his retirement from the United States Navy in 1988, Admiral Walker has been Vice President, Administration for Resource Consultants, Inc., a member of Gilbert Associates, Inc. which is a professional services company providing services to the Department of Defense, particularly the Navy, in a wide range of technical, engineering and management disciplines. Prior to his retirement from the United States Navy, Admiral Walker served for 34 years in various naval officer positions, including Commander of the Naval Supply Systems Command, and Chief of Supply Corps. Admiral Walker holds a Bachelors Degree from the United States Naval Academy and Masters Degree in Business Administration from The George Washington University.

     Dr. Alvin M. Silver has been a director of the Company since October 1997. Since 1977, Dr. Silver has been Executive Vice President of the Ademco Division of Pittway Corporation. Dr. Silver holds a Bachelors Degree in Industrial Engineering from Columbia University, a Masters Degree in Industrial Engineering from Stevens Institute of Technology and a Doctor of Engineering Science Degree in Industrial Engineering/ Operations Research from Columbia University. Dr. Silver is a Professor at the Frank G. Zarb School of Business of Hofstra University.

     Mr. John A. Thonet has been a director of the Company since 1991 and President of Thonet Associates, an environmental consulting firm specializing in land planning and zoning matters for the past ten years. Mr. Thonet is the son-in-law of Mr. Blatt.

     Admiral Thomas J. Allshouse (Ret.) has been a director of the Company since September 1983. Prior to 1981, when he retired from the United States Navy, Admiral Allshouse served for 34 years in various naval officer positions, including acting as commanding officer of the United States Naval Ships Parts Control Center. Admiral Allshouse holds a Bachelors Degree in Engineering from the United States Naval Academy and a Masters Degree in Business Administration from Harvard University.

     Mr. David H. Lieberman has been a director of the Company since 1985 and Secretary of the Company since 1994. Mr. Lieberman has been a practicing attorney in the State of New York for more than the past ten years and is a member of the firm of Blau, Kramer, Wactlar & Lieberman, P.C., general counsel to the Company.



                                   MANAGEMENT

Officers of the Company

The executive officers of the Company are as follows:

     Name              Position Held with the Company
     ----              ------------------------------

Lee N. Blatt           Chairman of the Board and Chief Executive
                       Officer

Myron Levy             President

Anello C. Garefino     Vice President-Finance, Treasurer and Chief
                       Financial Officer

Allan Coon             Vice President

Adam J. Bottenfield    Vice President - Engineering

Ray Umbarger           Vice President - Domestic Marketing

George Hopp            Vice President - International Marketing

Glenn Rosenthal        Vice President

David H. Lieberman     Secretary

     Mr. Anello C. Garefino has been employed by the Company in various executive capacities for more than the past five years. Mr. Garefino, a certified public accountant, was appointed Vice President - Finance, Treasurer and Chief Financial Officer in June 1993. From January 1990 to June 1993, Mr. Garefino was Finance Manager of the Company. From 1987 to January 1990, Mr. Garefino was Corporate Controller of Exide Corporation.

     Mr. Allan Coon joined the Company in 1992 and was appointed Vice President in December 1995. Prior to joining the Company, Mr. Coon was Senior Vice President and Chief Financial Officer of Alpha Industries, Inc., a publicly traded company engaged in military and commercial electronic programs.

     Mr. Adam J. Bottenfield was appointed Vice President - Engineering in July 1997. Mr. Bottenfield has been employed by the Company as Systems Engineering Manager of Herley-Vega Systems since the Company's acquisition of Vega in 1993. From 1984 to 1993, Mr. Bottenfield was Manager of Digital and Software Engineering of Vega.

     Mr. Ray Umbarger was appointed Vice President - Domestic Marketing in July 1997, having been employed by the Company since June 1995. For more than ten years prior to that, Mr. Umbarger served in the U.S. Navy where he was a Captain. His responsibilities in the Navy included the design, development production, deployment and life cycle support of all Navy, and in some cases, all Department of Defense target systems. Mr. Umbarger received a Bachelors Degree in Aeronautical Engineering from the U.S. Naval Academy, a Masters Degree in Aeronautical Engineering from Princeton University and a Masters Degree in Business Administration from Monmouth College.

     Mr. George Hopp was appointed Vice President - International Marketing in July 1997. Mr. Hopp has been employed by the Company in a sales and marketing position since 1995 and directs the operations of the Company's GSS division. For more than ten years prior to joining the Company, Mr. Hopp was Director of International Programs for Northrop Grumman, Military Aircraft Division.

     Mr. Glenn Rosenthal was appointed Vice President of the Company in August 1997. From June 1988 until its acquisition by the Company in August 1997, Mr. Rosenthal was employed by Metraplex Corporation, holding the positions of President (from June 1996) and Chief Operations Officer (from 1995). Mr.
Rosenthal  holds  a  Bachelors   Degree  in  Engineering  from  Carnegie  Mellon
University.

     Mr. Gerald Klein, Chief Technologist for the Company since March 1994, has been employed by the Company since 1988, serving as Chief Operating Officer and Executive Vice President from July 1988 until December 1996 and was a director of the Company from 1991 until December 1996.

Executive Compensation

     The following table sets forth the annual and long-term compensation with respect to the Chairman/Chief Executive Officer, the Company's four most highly compensated executive officers other than the Chief Executive Officer and one individual who served as an executive officer for a portion of fiscal year 1997 and all of fiscal years 1996 and 1995 (the "named executive officers") for services rendered for the fiscal years ended August 3, 1997, July 28, 1996 and July 30, 1995.

                           Summary Compensation Table


                   Annual Compensation (1)             Long-Term Compensation
                                                   Securities
Name and            Fiscal                         Underlying       All Other
Principal Position   Year      Salary      Bonus   Options/SARs(4)  Compensation
------------------  -------    ------      -----   ---------------  ------------

Lee N. Blatt         1997     $531,629   $302,432    599,999 (5)   $4,500 (6)
 Chairman of         1996      483,028    203,068    133,333 (7)    4,500
   the Board         1995      503,842       -       133,333        4,620

Myron Levy           1997     $307,764   $181,460    400,000 (5)   $9,000 (6)
  President          1996      288,756    121,841     66,667 (7)    7,380
                     1995      295,331     27,500     66,666        6,636

Allan Coon           1997     $110,011       -        73,332 (5)   $5,751 (6)
  Vice President     1996      110,011   $ 30,000     13,333 (7)    4,569
                     1995       99,008     15,000          -        4,245

Anello C. Garefino   1997     $101,914       -        59,999 (5)   $3,579 (6)
  Vice President     1996       97,885   $ 15,000     13,333 (7)    3,424
  Finance-Treasurer  1995       90,620       -        13,333        3,173

George Hopp          1997     $107,615       -        18,666 (5)   $1,422 (6)
  Vice President     1996      104,000       -           -          1,185
                     1995       44,000       -         6,667           -

Gerald I. Klein (8)  1997     $307,764   $181,460     99,999 (5)   $4,500 (6)
                     1996      288,726    121,841     66,667 (7)    4,500
                     1995      295,328       -        66,666        4,620
------

(1) Does not include Other Annual Compensation because amounts of certain perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2)  Amounts  set  forth  herein  include  cost  of  living   adjustments  under
     employment contracts.

(3) Represents for Messrs. Blatt, Levy and Klein incentive compensation under employment agreements. No incentive compensation was earned under the employment agreements in fiscal 1995. Mr. Levy was awarded a bonus by the Board of Directors for fiscal 1995. See "Management-Employment Agreements."

(4) Adjusted to give effect to a four-for-three stock spilt on September 30, 1997. This table includes warrants issued to these individuals outside the stock option plans.

(5)  Consisting of the following options issued in October 1996 for the right to purchase Common Stock of the Company at a price of $6.9375: Lee N. Blatt -
     133,333; Myron Levy - 100,000, Allan Coon - 26,666, Anello C. Garefino - 13,333;
     options granted in February 1997 at a price if $8.3438 and repriced to $6.0938 in April 1997: Lee N. Blatt 133,333, Myron Levy - 100,000, Alan Coon - 20,000,
     Anello C. Garefino - 20,000, Gerald I. Klein - 33,333 and George Hopp - 5,333;
     and options granted in May 1997 at a price of $6.4688: Lee N. Blatt - 333,333,
     Myron Levy - 200,000, Allan Coon - 26,666, Anello C. Garefino - 26,666, Gerald
     I. Klein - 66,666 and George Hopp - 13,333.


(6)  All Other Compensation includes: (a) group term life insurance as follows: $4,500 for Mr. Levy, $2,387 for Mr. Coon, $522 for Mr. Garefino, and $1,422 for Mr.
     Hopp, and (b) contributions to the Company's 401(k) Plan as a pre-tax salary deferral as follows: $4,500 for each of Messrs. Blatt, Levy and Klein, $3,364 for
     Mr. Coon, and $3,057 for Mr. Garefino.

(7) Represents warrants issued in December 1995 for the right to purchase Common Stock of the Company at a price of $4.6425.

(8) Effective December 1996, Mr. Klein ceased to serve as an executive officer of the Company.



   The following table sets forth certain information concerning the stock options granted to the named executive officers during fiscal 1997. Since the end of fiscal 1997, the Company has not granted any stock options or warrants to any of these individuals.

                      Option/SAR Grants in Last Fiscal Year

                                                                                  Potential Realized Value at
                                                                                  Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                      Individual Grants (1)                       Option Term (4)
                --------------------------------------------------------      ----------------------------------

                      Number of
                     Securities    % of Total
                     Underlying    Options Issued      Exercise
                     Options      to Employees in     Price      Expiration
Name                 Granted(2)    Fiscal Year(3)      ($/Sh)     Date                  0%           5%          10%
----                 ----------    ----------------    ---------  -----------           --           --          ---

Lee N. Blatt          133,333           9             $6.9375       10/08/06         $0.00       $581,726     $1,474,208
                      133,333           9             $6.0938       04/04/07         $0.00       $510,980     $1,294,923
                      333,333          24             $6.4688       05/01/07         $0.00     $1,356,063     $3,436,530

Myron Levy            100,000           7             $6.9375       10/08/06         $0.00       $436,296     $1,105,659
                      100,000           7             $6.0938       04/04/07         $0.00       $383,236       $971,195
                      200,000          14             $6.4688       05/01/07         $0.00       $813,638     $2,061,920

Allan Coon             26,666           2             $6.9375       10/08/06         $0.00       $116,343       $294,835
                       20,000           2             $6.0938       04/04/07         $0.00        $76,647       $194,239
                       26,666           2             $6.4688       05/01/07         $0.00       $108,482       $274,916

Anello C. Garefino     13,333           1             $6.9375       10/08/06         $0.00        $58,171       $147,417
                       20,000           1             $6.0938       04/04/07         $0.00        $76,647       $194,239
                       26,666           2             $6.4688       05/01/07         $0.00       $108,486       $274,916


George Hopp            5,333            -             $6.0938       04/04/07         $0.00        $20,438        $51,794
                      13,333            1             $6.4688       05/01/07         $0.00        $54,241       $137,458

Gerald I. Klein       33,333            2             $6.0938       04/04/07         $0.00       $127,744       $323,728
                      66,666            5             $6.4688       05/01/07         $0.00       $271,210       $687,301
--------

(1) Adjusted to give effect to a four-for-three stock split on September 30, 1997.
    During fiscal 1997, no warrants were issued to these individuals outside the stock option plans.
(2) Options  were issued in fiscal 1997 at 100% of the closing  price of the
    Company's Common Stock on dates of issue and vest as follows: Lee N. Blatt - all options vest at date of grant; Myron Levy, Allan Coon, Anello C. Garefino and
    Gerald I. Klein - one third of the options vest at date of grant, one-third vest one year from date of grant and the balance vest two years from date of grant;
    George Hopp - one fifth of the options vest one year from date of grant and one fifth each year thereafter.
(3) Total options  issued to employees and directors  in fiscal 1997 were for
    1,465,649  shares of Common Stock.
(4) The amounts under the columns  labeled "5%" and "10%" are included by the Company pursuant to certain  rules  promulgated  by the  Commission and are not intended to forecast future appreciation, if any, in the price of the  Common Stock.  Such amounts are based on  the  assumption  that the named  persons hold the options for the full term of the options.  The actual value of the options  will vary in accordance  with the market price of the Common  Stock.  The column headed  "0%"
    is included to  demonstrate  that the options  were issued with an exercise price equal to the trading price of the Common Stock so that the holders of the options will not  recognize  any gain without an increase in the stock price,  which increase  benefits all stockholders  commensurately.


             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth stock options exercised during fiscal 1997 and all unexercised stock option grants and warrants issued to the named executive officers as of August 3, 1997.

                  Shares                           Number of Unexercised               Value of Unexercised In-The-Money
                 Acquired on     Value             Options/SARs at Fiscal Year-End     Options/SARs at Fiscal Year-End(2)
Name             Exercise(#)     Realized($)(1)    Exercisable       Unexercisable     Exercisable        Unexercisable
----             -----------     --------------    -----------       --------------    -----------        -------------

Lee N. Blatt       688,886        $3,203,301         133,333            177,779         $706,532            $785,698
Myron Levy         264,441         1,255,128          66,667            255,558          353,293             969,833
Allan Coon          13,333            70,625          32,222             41,110          109,350             140,202
Anello Garefino     41,109           200,659          13,333             38,889           70,657             153,102
George Hopp          4,443            22,442           2,667             18,222           10,261              72,993
Gerald I. Klein    163,330           854,708          66,667             83,335          353,923             382,947

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.
(2) Adjusted to give effect to a four-for-three stock split on September 30, 1997.
(3) Based upon the trading  price of the Common  Stock of $9.94 on August
    3, 1997, as adjusted to give effect to the four-for-three stock split on September 30, 1997.

Employment Agreements

     Lee N. Blatt has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a three year term, terminating on October 31, 2000. Pursuant to the agreement, Mr. Blatt receives compensation consisting of a base salary of $375,000, with an annual cost of living increase and an incentive bonus. Mr. Blatt's incentive bonus is 5% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Blatt's incentive bonus cannot exceed his base salary.

     Myron Levy has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a five year term, terminating on October 31, 2002, and a five year consulting period commencing at the end of the employment period. Pursuant to the agreement, Mr. Levy receives compensation consisting of a base salary of $275,000, with an annual cost of living increase and an incentive bonus. Mr. Levy's incentive bonus is 4% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Levy's incentive bonus cannot exceed his base salary. Mr. Levy's compensation during the consulting period is at the annual rate of $60,000.

     Gerald Klein has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a four year term, terminating on October 31, 2001, and a consulting period commencing at the end of the employment period and terminating on December 31, 2010. Pursuant to the agreement, Mr. Klein receives compensation consisting of a base salary of $275,000, with an annual cost of living increase and an incentive bonus. Mr. Klein's incentive bonus is 3% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Klein's incentive bonus cannot exceed his base salary. Mr. Klein has the right at any time during his full time employment to terminate such employment and commence his consulting arrangement. Mr. Klein's compensation during his consulting period is at the annual rate of $100,000.

     The employment agreements with Messrs. Blatt, Levy and Klein provide for certain payments following death or disability. The employment agreements also provide, in the event of a change in control of the Company, as defined therein, the right, at their election, to terminate and receive a lump sum payment of approximately twice their annual salary.

     Glenn Rosenthal entered into an employment agreement with the Company and Metraplex, dated as of August 4, 1997, which provides for a three year term, terminating on August 4, 2000. Pursuant to this agreement, Mr. Rosenthal receives annual compensation consisting of a base salary of $130,000 and an incentive bonus based on 3% of the pre-tax income of Metraplex. The employment agreement also provides that if Mr. Rosenthal is relocated out of Frederick, Maryland, he shall receive $260,000 if during the first year of the employment agreements, $195,000 if during the second year, and $130,000 if during the third year or beyond.

     In addition, Allan Coon has entered into a severance agreement with the Company, dated June 11, 1997, which provides that in the event Mr. Coon is terminated other that for cause prior to June 11, 1999, he is entitled to two years' base salary and in the event he is so terminated after June 11, 1999 and before June 11, 2002, he is entitled to one year's base salary. Mr. Coon's present base salary is $110,000.

Indemnification Agreements

     The Company has entered into separate indemnification agreements with the officers and directors of the Company. The Company has agreed to provide indemnification with regard to certain legal proceedings so long as the indemnified officer or director has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company will only provide indemnification for expenses, judgments, fines and amounts paid in settlement actually incurred by the relevant officer or director, or on his or her behalf, arising out of proceedings brought against such officer or director by reason of his or her corporate status.


Table of Ten-Year Option Repricings

The following table sets forth information concerning options of the named executive officers that were repriced during fiscal 1997.


                                                      Market Price                                       Length of Original
                              Number of Securities    of Stock at     Exercise Price                         Option Term
                              Underlying Options       Time of        at Time of           New           Remaining at Date of
                                 Repriced or         Repricing or     Repricing or       Exercise             Repricing
Name                  Date        Amended (#)        Amendment ($)    Amendment ($)      Price ($)         Amendment (Yrs)
----                  ----    ---------------------  --------------   ---------------    ---------      -----------------------

Lee N. Blatt         4/8/97         133,333             $6.0938          $8.3438         $6.0938           9 years, 10 months

Myron Levy           4/8/97         100,000             $6.0938          $8.3438         $6.0938           9 years, 10 months

Gerald I. Klein      4/8/97          33,333             $6.0938          $8.3438         $6.0938           9 years, 10 months

Anello C. Garefino   4/8/97          20,000             $6.0938          $8.3438         $6.0938           9 years, 10 months

Allan Coon           4/8/97          20,000             $6.0938          $8.3438         $6.0938           9 years, 10 months


     The Board of Directors determined to reprice the above described stock options to strengthen the link that the Company believes exists between executive compensation and corporate objectives.

Certain Transactions

     In November 1995 and March 1996, the Company loaned $1,400,000, $300,000 and $300,000, to Messrs. Blatt, Levy and Klein, respectively, as authorized by the Board of Directors, pursuant to the terms of non-negotiable promissory notes. The loans are secured by 315,774 50,000 and 80,000 shares of Common Stock, respectively. The notes were initially due November 1996, March 1997 and March 1997, respectively. The notes were extended by the Company and are now due April 30, 1998, January 31, 1998 and January 31, 1998, respectively. Interest is payable at maturity at the average rate of interest paid by the Company on borrowed funds during the fiscal year. The pledge agreement also provides for the Company to have the right of first refusal to purchase the pledged securities, based on a formula as defined, in the event of the death or disability of the officer. In December 1997, the loans were repaid.

     On March 6, 1996, the Board of Directors, by action of the disinterested directors, approved the purchase of an industrial parcel of land from the Chairman of the Company for $940,000. A deposit of $94,000 was paid on execution of the contract, and the balance of $846,000 will be paid at settlement on or before April 30, 1998. The Company intends to use this land for possible future expansion.

Stock Plans

     Certain officers and directors of the Company hold options or warrants to purchase Common Stock under the Company's 1992 Non-Qualified Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan (collectively, the "Stock Plans") and warrant agreements.

1992 Non-Qualified Stock Option Plan

     The 1992 Non-Qualified Stock Option Plan covers 1,333,333 shares of the Company's Common Stock. Under the terms of the Plan, the purchase price of the shares, subject to each option granted, is 100% of the fair market value at the date of grant. The date of exercise is determined at the time of grant by the Board of Directors; however, if not specified, 50% of the shares can be exercised each year beginning one year after the date of grant. The options expire ten years from the date of grant. In December 1995, this Plan was terminated except for outstanding options thereunder. At August 3, 1997, options to purchase 151,127 shares of Common Stock were outstanding.

1996 Stock Option Plan

     The 1996 Stock Option Plan covers 666,666 shares of the Company's Common Stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code, as amended, of 1986 or non-qualified stock options. Under the terms of the Plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted is determined at the time of grant by the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire ten years from the date of grant. Options for 663,989 shares of Common Stock were granted during the fiscal year ended August 3, 1997. At August 3, 1997, non-qualified options to purchase 394,662 shares of Common Stock were outstanding under this plan.

1997 Stock Option Plan

     The 1997 Stock Option Plan covers 1,666,666 shares of Common Stock. Options granted under the plan may be incentive stock options under Section 422 of the Internal Revenue Code or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire ten years from the date of grant. Options for 801,660 shares of Common Stock were granted during the fiscal year ended August 3, 1997. At August 3, 1997, options to purchase 369,553 shares of Common Stock were outstanding under this plan.

Warrant Agreements

     In April 1993, Common Stock warrants were issued to certain officers and directors for the right to acquire 573,333 shares of common stock of the Company at an exercise price of $5.3475 per share, which was the closing price of the Common Stock on the date of issue. In December 1995, warrants with respect to 533,333 of these shares were canceled. The warrants expire April 30, 1998. In December 1995, common stock warrants were issued to certain officers for the right to acquire 293,333 shares of common stock of the Company at a price of $4.6425 per share, which was the closing price of the Common Stock on the date of issue. The warrants expire December 13, 2005.

Employee Savings Plan

     The Company maintains an Employee Savings Plan that qualifies as a thrift plan under Section 401 (k) of the Internal Revenue Code. This plan allows employees to contribute between 2% and 15% of their salaries to the plan. The Company, at its discretion, can contribute 100% of the first 2% of the employee's salary so contributed and 25% of the next 4% of salary. Additional Company contributions can be made, depending on profits. The aggregate benefit payable to any employee depends upon the employee's rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant. The Company accrued approximately $178,000 for the fiscal year ended August 3, 1997 and contributed approximately $159,000 and $151,000 to this plan for the years ended July 28, 1996 and July 30, 1995, respectively. For the year ended August 3, 1997, $4,500, $4,500, $3,364, and $3,057 was contributed by the Company to this plan for Messrs. Blatt, Levy, Coon and Garefino, respectively, and $20,452 was contributed for all executive officers and directors as a group.

Board of Directors Interlocks and Insider Participation

     The Company's Compensation Committee consists of Messrs. Thomas J. Allshouse, Edward K. Walker, Jr. and Alvin M. Silver. None of these persons were officers or employees of the Company during fiscal 1997 nor had any relationship requiring disclosures in this Proxy Statement.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act.

Compensation Committee Report on Executive Compensation

     The primary function of the Compensation Committee is to oversee policies relating to executive compensation including salary, incentive bonuses, fringe benefits and stock option awards. Its objective is to attract and retain qualified individuals by providing competitive compensation, while, at the same time, linking such compensation to corporate objectives. The Committee believes that providing a direct relationship between corporate results and executive compensation will best serve shareholder interest. This link between executive compensation and corporate performance is facilitated through incentive bonuses based on earnings and also through stock option awards. Salary ranges for the chief executive officer and other executive officers are based on the underlying accountability of each executive's position, which is reviewed on a regular basis, subject to the terms and conditions of employment agreements.


Relationship of Compensation to Performance for Officers and Chief Executive Officer

     The Compensation Committee annually establishes, subject to any applicable employment agreements, the salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock option plans maintained by the Company and its affiliates, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

The Compensation Committee:             Thomas J. Allshouse
                                        Edward K. Walker
                                        Alvin M. Silver

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities (Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

     Based solely upon the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 1997.

                                PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return to the Company's stockholders during the five year period ended July 31, 1997 as well as an overall stock market index (NASDAQ Stock Market-US) and the Company's peer group index (S&P Aerospace/Defense):


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG HERLEY INDUSTRIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND
                        THE S & P AEROSPACE/DEFENSE INDEX


                                                   Cumulative Total Return
                                        7/92      7/93      7/94      7/95      7/96      7/97
                                        ----      ----      ----      ----      ----      ----

Herley Inds Inc.             HRLY       100        89        44        61        99        156
NASDAQ Stock Market (U.S.)   INAS       100       122       125       176       191        283
S&P Aerospace/Defense        IARD       100       128       146       217       282        400


 * $100 Invested on July 31, 1992 in stock or index including reinvestment of dividends. Fiscal year ending July 31.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

General

     The Board of Directors has proposed and recommended to its stockholders the approval of an amendment to Article 4 of the Company's Certificate of Incorporation increasing the total number of shares of Common Stock which the Company has authority to issue from 10,000,000 to 20,000,000.

     The Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statement on pages 10 through 13 and F-1 through F-19 of the 1997 Annual Report on Form 10-K are incorporated by reference herein.

Purpose of Increasing Authorized Shares of Common Stock

     The increase in the authorized numbers of shares of Common Stock is intended to provide additional flexibility to the Company for possible capital reorganization, acquisitions, refinancing, exchange of securities, public offerings and other corporate purposes. Also, in recent years the Company has issued a substantial number of shares through stock rights and sales of securities, which events have decreased the number of shares of Common Stock presently available for issuance for such purposes.

     The proposed amendment does not change the terms of the Common Stock, which do not have preemptive rights. The additional shares of Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the shares of Common Stock now authorized.

     The Board of Directors, which recommends approval of this amendment, believes it would be advantageous to the Company to be in a position to issue additional Common Stock without the necessary delay of calling a stockholders' meeting if one or more suitable opportunities present themselves to the Company.

     The following table sets forth as of December 24, 1997, the approximate numbers of shares of Common Stock authorized, outstanding, reserved and available for issuance if this amendment is approved.


                                                                       Available for
                                                                       Issuance Upon
                                                       Available for   Approval of
              Authorized     Outstanding    Reserved   Issuance        Amendment
              ----------     -----------    --------   --------------  -------------

Common Stock  20,000,000       5,241,146    2,568,675     2,190,179     12,190,179

Board Position and Required Vote

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS ITS ADOPTION.

     Each outstanding share of Common Stock will be entitled to one vote for or against the proposed amendment. The proposal will be adopted only if it receives the affirmative vote of a majority of the outstanding shares of Common Stock. The Board of Directors urges you to vote FOR the proposed amendment. Proxies received will be voted in favor of the proposed amendment unless otherwise instructed.

                            MISCELLANEOUS INFORMATION

     A representative of Arthur Andersen LLP, the Company's independent public accountants for the fiscal year ended July 31, 1997, plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than specified above to come before the meeting, but, if any other business does lawfully come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto, in accordance with their judgment.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held by record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than October 1, 1998 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Company's Annual Report for the fiscal year ended July 31, 1997 has been provided to all stockholders as of the Record Date. The Annual Report is not to be considered as proxy soliciting material.


                                   By Order of the Board of Directors,

                                            LEE N. BLATT
                                        Chairman of the Board

Dated: January 20, 1998
       Lancaster, Pennsylvania

                                                                      Exhibit A

             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK


     The following sets forth the changes to the first paragraph in Article 4 of the Company's Certificate of Incorporation if the proposed amendment is approved:

     4. The aggregate number of shares which the Corporation shall have the authority to issue is twenty million (20,000,000), consisting of twenty million (20,000,000) shares of Common Stock of the par value of ten ($.10) cents per share.

Herley Industries, Inc.                 The undersigned hereby appoints Lee N.
                                        Blatt and Myron Levy, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in HERLEY INDUSTRIES, INC., a Delaware corporation, at the Annual
                                        Meeting of Stockholders scheduled to be
                                        held February 17, 1998 and any
                                        adjournments thereof.

The Board of Directors recommends a vote FOR the following proposals:

1.  Election of the following nominees, as set forth in the proxy statement:

    Lee N. Blatt, Dr. Alvin M. Silver, Adm. Thomas J. Allhouse (Ret.), Myron Levy, John A. Thonet, Adm. Edward K. Walker, Jr. (Ret.), David Lieberman

  [   ]  FOR all nominees listed above       [   ] WITHHOLD authority to vote
  (Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)


2. Amendment of the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock from 10,000,000 to 20,000,000.

         FOR [    ]          AGAINST [    ]      ABSTAIN [     ]

3. Upon such other business as may properly come before the meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)
 - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.

Dated:  _____________, 1998

                                        ____________________________[L.S.]

                                        ____________________________{L.S.]


                        (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE